Filed Pursuant to Rule 433
Dated August 15, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Callable Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	August 15, 2012

Settlement Date (Original Issue Date):	August 24, 2012

Maturity Date:	August 24, 2037, subject to redemption at the option of the Issuer (as set forth below).

Principal Amount:	US$100,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	1.00%

All-in Price:	99.00%

Net Proceeds to Issuer:	US$ 99,000,000

Interest Rate:	4.575%

Interest Payment Dates:	Monthly on the 24th of each month, commencing on September 24, 2012 and ending on the maturity date or the early redemption date, if applicable

Day Count Convention:	30/360, Modified Following, Unadjusted

Filed Pursuant to Rule 433
Dated August 15, 2012
Registration Statement No. 333-178262

Business Day Convention:	New York

Method of Settlement:	Depository Trust Company

Trustee:	The Bank of New York Mellon

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Issuer Redemption:

We may redeem your Notes, in whole or in part, at the Redemption Price set forth below on any Interest Payment Date commencing on or after August 24 2016. If we exercise our redemption option, the Interest Payment Date on which we so exercise it will be referred to as the “Early Redemption Date”

Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

Call Notice Period:	At least 30 business days’ prior written notice to the trustee and DTC

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962G6E9

ISIN:	US36962G6E96

Filed Pursuant to Rule 433
Dated August 2, 2012
Registration Statement No. 333-178262

Plan of Distribution:

The Notes are being purchased by Barclays Capital Inc. (the “Underwriter”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by accessing the links below. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847